UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2018 (May 22, 2018)

MICRONET ENERTEC TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	001-35850	27-0016420
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

28 West Grand Avenue, Suite 3, Montvale, New Jersey	07645
(Address of principal executive offices)	(Zip Code)

(201) 225-0190

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01.    Completion of Acquisition of Disposition of Assets.

On May 22, 2018, Micronet Enertec Technologies Inc. (the “Company”), through its wholly owned subsidiary, Enertec Management Ltd., closed on the sale (the “Closing”) of all of the outstanding equity of its wholly owned subsidiary Enertec Systems 2001 Ltd. (“Enertec Systems”), pursuant to the terms of the previously reported Share Purchase Agreement (the “Share Purchase Agreement”) executed on December 31, 2017 by and among the Company, Enertec Management Ltd., Enertec Systems and Coolisys Technologies Inc. (“Buyer”), a subsidiary of DPW Holdings, Inc. (“DPW”).

At the Closing, the Company received aggregate gross proceeds of approximately $4.7 million, of which 10% will be held in escrow for up to 14 months after the Closing to satisfy certain potential indemnification claims. The final consideration amount was adjusted, pursuant to the terms of the Share Purchase Agreement, as a result of adjustments relating to certain Enertec Systems’ debts at the Closing. In addition, Coolisys also assumed approximately $4.0 million of Enertec Systems’ debt. The Company’s pro forma capital gain from the sale of Enertec Systems, based on the Company’s balance sheet at March 31, 2018 will be approximately $4.5 million.

As previously reported, and in conjunction with, and as a condition to, the Closing, the Company, Enertec Systems, the Buyer, DPW and Mr. David Lucatz, the Company’s Chief Executive Officer, executed a consulting agreement (the “Consulting Agreement”) whereby the Company, via Mr. Lucatz, will provide Enertec Systems with certain consulting and transitional services over a 3 year period as necessary and requested by the Buyer (but in no event to exceed 20% of Mr. Lucatz’s time). The Buyer (via Enertec Systems) will pay the Company an annual consulting fee of $150,000 as well as issue the Company 150,000 restricted shares of DPW Class A common stock (the “DPW Equity”) for such services, to be vested and released from restriction in three equal installments, with the initial installment vesting the day after the Closing and the remaining installments vesting on each of the first 2 anniversaries of the Closing. In the event of a change of control in the Company, or if Mr. Lucatz shall no longer be employed by the Company, the rights and obligations under the Consulting Agreement shall be assigned to Mr. Lucatz along with the DPW Equity.

The descriptions of the Share Purchase Agreement and Consulting Agreement are qualified in their entirety by reference to the complete text of the Share Purchase Agreement and Consulting Agreement which have been filed as Exhibits 10.1 and 10.2, respectively, to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 3, 2018.

Forward-looking Statements

This Current Report on Form 8-K contains express or implied forward-looking statements within the Private Securities Litigation Reform Act of 1995 and other U.S. Federal securities laws. These forward-looking statements include, but are not limited to, those statements regarding our expected capital gain from the sale of Micronet Enertec. The forward-looking statements contained in this Current Report on Form 8-K are subject to other risks and uncertainties, including further adjustments that may be necessary as the accounting for the sale is finalized, as well as those risks and factors discussed in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission and in subsequent filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICRONET ENERTEC TECHNOLOGIES, INC.

Dated: May 24, 2018	By:	/s/ David Lucatz
Name: David Lucatz
Title: President and Chief Executive Officer